Exhibit 23.01

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-127451, 333-124350, 333-120099, 333-119378, 333-119282 and 333-117715; and Form S-3 No. 333-127648) of our reports dated March 10, 2006, with respect to the consolidated financial statements and schedule of Google Inc., Google Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Google Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/    ERNST & YOUNG LLP

San Francisco, California

March 10, 2006